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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           CURRENT REPORT ON FORM 8-K


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 19, 2003


                           ENCORE ACQUISITION COMPANY
             (Exact name of registrant as specified in its charter)


          DELAWARE                   001-16295                  75-2759650
(State or other jurisdiction        (Commission               (IRS Employer
      of incorporation)             File Number)            Identification No.)


      777 MAIN STREET, SUITE 1400, FORT WORTH, TEXAS              76102
         (Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code: (817) 877-9955




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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

                  99.1 Press Release dated November 19, 2003

ITEM 9. REGULATION FD DISCLOSURE.

         On November 19, 2003, Encore Acquisition Company (the "Company") announced that it closed a public offering of 8 million shares of its common stock, which priced after the market closed on November 13, 2003 at a price to the public of $20.25 per share. All shares were sold by the Company. The underwriters also have a 30-day option to purchase up to 1.2 million additional shares of the Company's common stock solely to cover over-allotments, if any.

         Net proceeds from this offering were approximately $155.0 million, after deducting underwriting discounts and commissions and the estimated expenses of the offering. The Company used all of the net proceeds from the offering to repurchase 6 million shares of the Company's common stock from J.P. Morgan Partners (SBIC), LLC and 2 million shares of the Company's common stock from Warburg, Pincus Equity Partners L.P. The 8 million shares were purchased by the Company at a price of $19.3775 per share and were retired upon repurchase. After giving effect to the repurchase, J.P. Morgan Partners (SBIC), LLC beneficially owns 2.9% of the Company's outstanding common stock and Warburg, Pincus Equity Partners L.P. beneficially owns 25.2% of the Company's common stock. The Company will use all of the net proceeds from the exercise of the underwriters' over-allotment option, if any, initially to purchase up to 866,643 shares of its common stock from J.P. Morgan Partners (SBIC), LLC and thereafter to purchase up to 333,357 shares of its common stock from Warburg, Pincus Equity Partners L.P., in each case at a price equal to $19.3775 per share.

         The press release and the above information are being furnished under
Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.





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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 19, 2003             ENCORE ACQUISITION COMPANY



                                    By: /s/ Robert C. Reeves
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                                        Robert C. Reeves
                                        Vice President and Controller




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